Exhibit 4.4

AMENDMENT 1

Pursuant to the License Agreement between Abbotly Technologies Pty Limited ABN 36 001 828 011, having its registered office at Level 6, 491 Kent Street Sydney, NSW Australia, (hereinafter called Abbotly) and Abbotly Technologies Inc. a Missouri, United States of America corporation having its place of business at 400 N. Mountain Ave, Suite 219, Upland California USA (hereinafter referred to as LICENSEE), Abbotly and Licensee agree to amend SCHEDULE 1 and SCHEDULE 2 of the License Agreement  to read the following:

SCHEDULE  1.

ANNUAL GROSS SALES REQUIREMENT

LICENSEE shall sell a quantity of the Products having value not less than $60,000 during the first marketing year beginning August 1, 2003, $100,000 during the second marketing year and $200,000 in each subsequent year of the term of this Agreement. “Value” is defined as the purchase costs of the products from Abbotly.

PRICE SCHEDULE

The price to the LICENSSEE of the individual Products at commencement shall be:

Model	Price Each
Network Controller	$900.00
System Interface Module	$610.00
Single Control Module	$1,100.00
PT100 Sensor	$50.00
Pressure Transducer	$231.00

All prices quoted are in United States Dollars and do not include shipping, transport insurance or any taxes or import duties.  All taxes, duties and freight shall be paid by LICENSEE.

Charges for additional training services or sales and technical support requested by LICENSEE and supplied by Abbotly shall be charged at the rate of $1,200 for each day, not to exceed 10 hours in any given day or $150 per hour, whichever is the less.

SCHEDULE 2.

TERMS OF TRADE

1.

Payment in full for each shipment is due no later than 28 days from notice that the Products are ready for shipment and the invoice has been issued and received by LICENSEE.

2.

Invoices with payment outstanding after the 28 day period shall be liable for an interest charge of 1% per month or part of a month on any outstanding balance.

3.

A 20% deposit is required at time of order for order quantities with a value equal to or greater than $50,000.

4.

For order quantities with a value equal to or greater than $50,000 the Licensee shall establish an Irrevocable Letter of Credit in favor of Abbotly with a bank approved by Abbotly, guaranteeing payment for the products.

5.

A quantity discount of 15% shall apply for all purchase orders with a value equal to or greater than $30,000.00. The quantity discount will only apply if the payment is received within the 28 day payment period.

Signed by

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for and on behalf of

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Abbotly Technologies Pty Limited (Abbotly)

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Date)

Signed by

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for and on behalf of

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Abbotly Technologies, Inc.  (Licensee)

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Date)